Exhibit 99.1

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Aimmune Therapeutics’ Pivotal Phase 3 PALISADE Trial of AR101 Meets Primary

Endpoint in Patients with Peanut Allergy

•	Landmark 554-patient Phase 3 study met the primary efficacy endpoint, as 67.2% of AR101 patients ages 4–17 tolerated at least a 600-mg dose of peanut protein in the exit food challenge, compared to 4.0% of placebo patients (p<0.00001)

•	The lower-bound of the 95% confidence interval (CI) of the difference between treatment arms at the primary endpoint was 53.0%, greatly exceeding the pre-specified threshold of 15% (p<0.00001)

•	50.3% of AR101 patients ages 4–17 tolerated a 1000-mg dose of peanut protein in the exit food challenge, compared to 2.4% of placebo patients (p<0.00001)

•	Among patients ages 4–17 who completed treatment with AR101, 96.3% tolerated a 300-mg dose of peanut protein in the exit food challenge, 84.5% tolerated a 600-mg dose, and 63.2% tolerated a 1000-mg dose

•	79.6% of AR101 patients ages 4–17 completed the trial; of the 20.4% who discontinued treatment, 12.4% withdrew due to treatment-related adverse events

•	2.4% of AR101 patients ages 4–17 and 0.8% of placebo patients experienced serious adverse events

•	Conference call today at 8:00 a.m. Eastern Time / 5:00 a.m. Pacific Time

BRISBANE, California, February 20, 2018 — Aimmune Therapeutics, Inc. (Nasdaq:AIMT), a biopharmaceutical company developing treatments for potentially life-threatening food allergies, today announced that its pivotal Phase 3 PALISADE efficacy trial of AR101 met the primary endpoint. In the United States, AR101 has U.S. Food and Drug Administration (FDA) Breakthrough Therapy Designation for peanut-allergic patients ages 4–17.

PALISADE enrolled 499 patients ages 4–17, 496 of whom received treatment. After approximately one year of treatment, patients completed an exit double-blind, placebo-controlled food challenge (DBPCFC). In the primary analysis of 496 patients ages 4–17, 67.2% of AR101 patients tolerated a single highest dose of at least 600 mg of peanut protein (1043 mg cumulative) with no more than mild symptoms in the exit DBPCFC, compared to 4.0% of placebo patients. The corresponding difference in response rates was 63.2% (p<0.00001, 95% CI=53.0–73.3%), and, at 53%, the lower bound of the 95% confidence interval greatly exceeded the pre-specified success criterion, which was 15%. Additionally, 50.3% of AR101 patients tolerated a single highest dose of 1000 mg of peanut protein (2043 mg cumulative), compared to 2.4% of placebo patients (p<0.00001). In order to minimize the risk of assessment bias, the primary endpoint evaluations were conducted by independent, blinded assessors, who were not involved in patients’ ongoing care in the trial and who were blinded to treatment assignment and the sequence of the DBPCFCs.

Intent-to-Treat Efficacy: Percent of Patients Tolerating Each Dose in Exit DBPCFC1

	300 mg	600 mg	1000 mg
AR101 (n=372)	76.6%	67.2%	50.3%
Placebo (n=124)	8.1%	4.0%	2.4%
95% CI difference	(58.6–78.5%)	(53.0–73.3%)	(38.0–57.7%)
p-value	p<0.00001	p<0.00001	p<0.00001

[1]	Ages 4–17

Of patients ages 4–17, 296 patients (79.6%) from the AR101 arm completed the trial, compared to 116 patients (93.5%) from the placebo arm. Of these AR101 completers, 96.3% tolerated a single highest dose of at least 300 mg (443 mg cumulative) of peanut protein in the exit DBPCFC, 84.5% tolerated at least 600 mg (1043 mg cumulative), and 63.2% tolerated 1000 mg (2043 mg cumulative). Additionally, AR101 significantly reduced symptom severity at each exit DBPCFC dose level, compared to placebo.

Completer Efficacy: Percent of Patients Tolerating Each Dose in Exit DBPCFC1

	300 mg	600 mg	1000 mg
AR101 (n=296)	96.3%	84.5%	63.2%
Placebo (n=116)	8.6%	4.3%	2.6%
95% CI difference	(78.0–97.3%)	(69.7–90.6%)	(49.9–71.3%)
p-value	p<0.00001	p<0.00001	p<0.00001

[1]	Ages 4–17

PALISADE enrolled a highly allergic patient population, and enrollment was balanced for baseline disease characteristics between the two treatment arms. Patients in the primary analysis group of ages 4–17 tolerated no more than 30 mg of peanut protein in the entry DBPCFC; additionally, 72.2% had a past medical history of anaphylaxis, 53.0% had a present or previous diagnosis of asthma, and 65.5% reported multiple food allergies.

In the trial’s primary analysis group of ages 4–17, 496 patients from both arms (372 AR101 and 124 placebo) were evaluable for safety. In both arms, the incidence of serious adverse events (SAEs) was low. A total of 10 patients experienced SAEs, none of which were considered life-threatening: nine of these patients were in the AR101 arm (2.4%) and one was in the placebo arm (0.8%). Of the nine AR101 patients that experienced a SAE, five patients experienced mild or moderate SAEs. The other four AR101 patients experienced severe SAEs, which, for two of these patients, were not related to treatment (a concussion and a viral asthmatic exacerbation). Of the two patients who experienced severe SAEs related to treatment, both of whom had elevated baseline peanut-specific IgE levels greater than 100 kU/L, one experienced anaphylaxis, and the other experienced wheezing on the first day of treatment. Both of these patients discontinued from the study.

In ages 4–17, 20.4% of AR101 patients and 6.5% of placebo patients discontinued the trial. In the AR101 arm, 12.4% of patients discontinued due to investigator-reported adverse events, including 6.7% due to gastrointestinal adverse events and 2.7% due to systemic allergic hypersensitivity reactions. In the placebo arm, 2.4% of patients discontinued due to investigator-reported adverse events.

Discontinuations in the AR101 Group1

	AR101 (n=372)
	%	n
Total discontinuations regardless of causality	20.4%	76
Discontinuations not related to adverse events	8.0%	30
Discontinuations related to adverse events	12.4%	46
• Gastrointestinal[2]	6.7%	25
• Systemic hypersensitivity reactions[3]	2.7%	10
• Respiratory system	1.1%	4
• Cutaneous	0.8%	3
• Other[4]	1.1%	4

[1]	Ages 4–17
[2]	Includes one case of biopsy-confirmed eosinophilic esophagitis; no additional cases were identified in the study
[3]	Of these, seven were investigator-identified anaphylaxis events (one severe)
[4]	Includes one discontinuation for each: acute viral illness, eye pruritus, headache, and an unknown factor

One patient (an 11-year-old boy), with a baseline peanut-specific IgE level of 352 kU/L) was discontinued from the study after being found to have biopsy-confirmed, moderate eosinophilic esophagitis during the study. By the time the patient left the study, the symptoms had resolved. No additional cases of eosinophilic esophagitis were identified in the study.

Hypersensitivity reactions are an expected and common side effect of oral immunotherapy. In PALISADE patients ages 4–17, 14.5% of AR101 patients experienced systemic hypersensitivity reactions, and for 98.2% of those patients, the reactions were mild or moderate. In comparison, 3.2% of placebo patients experienced systemic hypersensitivity reactions, and for all of those patients, the reactions were mild or moderate.

Across all ages, there were no deaths or suspected, unexpected serious adverse reactions (SUSARs) in the trial.

PALISADE included 55 adult patients ages 18–49 who were randomized into the study, with 41 patients in the AR101 arm and 14 patients in the placebo arm. In the AR101 arm, 21 patients discontinued treatment, eight due to adverse events. In an exploratory analysis of this age group, 85% of AR101 patients who completed the study tolerated at least 600 mg of peanut protein in the exit DBPCFC, compared to 15% of placebo patients who completed the study.

“It’s exciting to see this large-scale study confirm that a characterized approach to oral immunotherapy, in an appropriately supervised clinical setting, holds promise for becoming an approved treatment,” said A. Wesley Burks, M.D., Executive Dean and Curnen Distinguished Professor of Pediatrics, University of North Carolina School of Medicine, and a principal investigator for PALISADE. “It’s great to have patients go from managing to tolerate at most the amount of peanut protein in a tenth of a peanut without reacting to successfully eating the equivalent of between two to four peanuts with nothing more than mild, transient symptoms, if any at all. Patients and their families are highly motivated to pursue an effective treatment for peanut allergy, and AR101 could give them a comfortable margin of safety in case of accidental exposures.”

“We want to express our heartfelt gratitude to everyone who supported the PALISADE trial, especially the investigators and their teams, our employees, and, above all, the patients and their families,” said Daniel C. Adelman, M.D., Chief Medical Officer of Aimmune. “PALISADE is not only the largest peanut allergy trial ever conducted, it’s also the first to use an independent blinded assessor, and the first to accept peanut-allergic patients with a history of severe or life-threatening reactions. Moreover, the PALISADE population was highly peanut-sensitive and highly atopic, with almost three quarters of the patients having experienced anaphylaxis prior to enrolling in the study. Given how robust the PALISADE results are and that they met or exceeded the pre-specified metrics, we’re very encouraged that the data from PALISADE are helping to define the magnitude of the potential treatment effect in very sensitive peanut-allergic patients.”

“We at Aimmune are enormously pleased with this result, but this success really belongs to the entire food allergy community,” said Aimmune CEO Stephen Dilly, M.B.B.S., Ph.D. “Aimmune was originally founded through the commitment of food allergy parents, food allergy advocates, and food allergy researchers. They all saw a future where a safe, reliable and accessible medicine could protect people from terrifying allergic reactions that occur because of innocent, inevitable mistakes. We remain the custodians of their vision, and we are proud to be taking another meaningful step toward delivering on it.”

Aimmune expects to submit a Biologics License Application (BLA) for AR101 with the FDA by the end of 2018, followed by a Marketing Authorisation Application (MAA) with the European Medicines Agency (EMA) in the first half of 2019. In the United States, AR101 has FDA Fast Track Designation, as well as FDA Breakthrough Therapy Designation for peanut-allergic patients ages 4–17.

Conference Call and Webcast Information

Aimmune will host a conference call and live audio webcast today, February 20, 2018, at 8:00 a.m. ET / 5:00 a.m. PT to discuss the topline PALISADE results. The conference call and associated slide deck will be accessible via the company’s website at www.aimmune.com on the Events page under Investor Relations. Please connect to the company’s website at least 15 minutes prior to the start of the conference call to ensure adequate time for any software download that may be required to listen to the webcast. Alternatively, participants may dial 1-877-497-1438 (domestic) or 1-262-558-6296 (international) and refer to conference ID 9079639. An archived copy of the webcast will be available on the company’s website for at least 30 days after the conference call.

About PALISADE

PALISADE (Peanut ALlergy oral Immunotherapy Study of AR101 for DEsensitization in children and adults) was an international, randomized 3:1, double-blind, placebo-controlled, Phase 3 trial of the efficacy and safety of AR101 in a Characterized Oral Desensitization ImmunoTherapy (CODIT™) approach in patients with peanut allergy. PALISADE enrolled 554 peanut-allergic patients ages 4–49 (499 ages 4–17) at more than 60 clinical sites in the United States, Canada, and eight countries in the European Union. To meet PALISADE’s inclusion criteria, patients had to experience dose-limiting symptoms at or before the 100-mg dose of peanut protein in an entry DBPCFC, which allowed consecutive doses of 1, 3, 10, 30 and 100 mg of peanut protein, given 20 to 30 minutes apart. Patients enrolled in PALISADE underwent a dose escalation period of approximately 22 weeks to reach a maintenance dose of 300 mg per day of AR101 or placebo, then continued with daily maintenance at 300 mg per day of AR101 or placebo for approximately six months. At the end of the maintenance period, patients underwent an exit DBPCFC, which tested consecutive doses of 3, 10, 30, 100, 300, 600 and 1000 mg of peanut protein, given 20 to 30 minutes apart, as tolerated with no or only mild symptoms. Following the completion of the challenge, patients were unblinded and eligible to rollover or crossover into the follow-on ARC004 clinical trial, as appropriate.

Aimmune plans to present data from the PALISADE trial in a late-breaking oral abstract presentation at the 2018 American Academy of Allergy, Asthma & Immunology–World Allergy Organization Joint Congress in Orlando. Dr. Stacie Jones of the University of Arkansas will present “Efficacy and Safety of AR101 in Peanut Allergy: Results from a Phase 3, Randomized, Double-Blind, Placebo-Controlled Trial (PALISADE)” in Session 3609 on Sunday, March 4, from 2:00 to 3:15 p.m. EST.

About Aimmune’s Phase 3 Program for AR101

Aimmune has three active Phase 3 AR101 studies underway. The open-label follow-on trial to PALISADE, ARC004, crossed PALISADE placebo patients over to active treatment and rolled AR101 patients over to extended maintenance, with different dose frequency intervals; Aimmune plans a data cut from this trial in the third quarter of 2018. Aimmune expects data from the RAMSES trial, taking place in the United States and Canada and designed to illuminate real-world patient and allergist experiences with AR101, in the second half of 2018, followed by data from the ARTEMIS trial, a dedicated European study of AR101, in early 2019.

About AR101

AR101 is a novel, investigational oral biologic drug for use in oral immunotherapy (OIT) in patients with peanut allergy. The drug, which is manufactured in accordance with current Good Manufacturing Practices (cGMP), has a characterized protein profile found in peanuts, analyzed to ensure consistent major allergen content. The amount of active ingredient in each AR101 capsule is controlled to ensure minimal variability of allergen content across doses of a given strength.

About Aimmune Therapeutics

Aimmune Therapeutics, Inc., is a clinical-stage biopharmaceutical company developing treatments for potentially life-threatening food allergies. The company’s Characterized Oral Desensitization ImmunoTherapy (CODIT™) approach is intended to achieve meaningful levels of protection by desensitizing patients with defined, precise amounts of key allergens. Aimmune’s first investigational biologic product using CODIT™, AR101 for the treatment of peanut allergy, has received the FDA’s Breakthrough Therapy Designation for the desensitization of peanut-allergic patients 4–17 years of age and is currently being evaluated in Phase 3 clinical trials. For more information, please see www.aimmune.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: Aimmune’s expectations regarding the potential benefits of AR101; Aimmune’s expectations regarding potential applications of the CODIT™ approach to treating life-threatening food allergies; Aimmune’s expectations regarding the availability of additional AR101 data in March 2018 at AAAAI-WAO; Aimmune’s expectations regarding its clinical trials of AR101, including the timing of the completion of such trials and the availability of data from such trials; Aimmune’s ability to develop and advance additional product candidates into and successfully complete clinical trials; and Aimmune’s expectations regarding the timing of potential regulatory filings for AR101. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the expectation that Aimmune will need additional funds to finance its operations; the company’s ability to initiate and/or complete clinical trials; the unpredictability of the regulatory process; the possibility that the results of early clinical trials may not be predictive of future results; the possibility that Aimmune’s clinical trials will not be successful; Aimmune’s dependence on the success of AR101; the company’s reliance on third parties for the manufacture of the company’s product candidates; possible regulatory developments in the United States and foreign countries; and Aimmune’s ability to attract and retain senior management personnel. These and other risks and uncertainties are described more fully in Aimmune’s most recent filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aimmune undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

This press release concerns a product that is under clinical investigation and that has not yet been approved for marketing by the U.S. Food and Drug Administration (FDA) or the European Medicines Agency (EMA). It is currently limited to investigational use, and no representation is made as to its safety or effectiveness for the purposes for which it is being investigated.

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Contacts:

Investors

Laura Hansen, Ph.D.

(650) 396-3814

lhansen@aimmune.com

Media

Alison Marquiss

(650) 376-5583

amarquiss@aimmune.com